As filed with the Securities and Exchange Commission on August 30, 2007

Registration No. 333-145504

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0687976
(State or Other Jurisdiction of Organization)	(I.R.S. Employer Identification Number of Sponsor and Depositor)

750 Battery Street, Suite 330

San Francisco, CA 94111

(415) 283-2200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Depositor’s Principal Executive Offices)

James G. Stewart

Senior Vice President, Chief Financial Officer and Secretary

VIA PHARMACEUTICALS, INC.

750 Battery Street, Suite 330

San Francisco, CA 94111

(415) 283-2200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Richard S. Meller, Esq.

Cathy A. Birkeland, Esq.

Latham & Watkins LLP

Sears Tower, Suite 5800

233 South Wacker Drive

Chicago, Illinois 60606

(312) 876-7700

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	6,996,914	$3.495	$24,454,214.43	$750.75

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices of the common stock, as reported on The NASDAQ Capital Market on August 10, 2007.
(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transaction effected without receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant.
(3)	A registration fee of $750.75 was paid to the Commission on August 16, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED AUGUST 30, 2007

PROSPECTUS

6,996,914 Shares

VIA Pharmaceuticals, Inc.

Common Stock

This prospectus covers 6,996,914 shares of our common stock that may be offered for resale by the selling stockholders named in this prospectus and the persons to whom such selling stockholders may transfer their shares. No securities are being offered or sold by us pursuant to this prospectus. The selling stockholders acquired the common stock directly from us in a private placement that was exempt from the registration requirements of federal and state securities laws. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on The NASDAQ Capital Market under the symbol “VIAP.” On August 29, 2007, the last reported sale price of our common stock on The NASDAQ Capital Market was $3.35 per share.

The selling stockholders may sell their shares from time to time on The NASDAQ Capital Market or otherwise, in one or more transactions at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay substantially all expenses of registration of the shares covered by this prospectus.

Investing in our securities involves significant risks. You should carefully consider the risk factors beginning on page 5 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                          , 2007.

ABOUT THIS PROSPECTUS

The selling stockholders may from time to time sell their shares of our common stock in one or more transactions. This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the heading “Where You Can Find Additional Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities being offered under this prospectus. You should read the registration statement and the accompanying exhibits for further information. The registration statement and exhibits can be read and are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities sold on a later date. Neither the delivery of this prospectus, nor any sale made under this prospectus, will under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

i

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, levels of activity, performance or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to:

•	our ability to obtain necessary financing;

•

our ability to comply with the registration requirements set forth in the securities purchase agreement with respect to the private placement and to timely file and have declared effective a resale registration statement registering the common stock sold pursuant to the securities purchase agreement to avoid payment of liquidated damages;

•	our ability to control our operating expenses;

•	our ability to recruit and enroll patients for the CEA and ACS clinical trials;

•	our ability to successfully complete our clinical trials of VIA-2291 on expected timetables and the outcomes of such clinical trials;

•	the outcome of any legal proceedings;

•	our ability to obtain necessary FDA approvals, our ability to successfully commercialize VIA-2291;

•	our ability to obtain and protect our intellectual property related to our product candidates;

•	our potential for future growth and the development of our product pipeline;

•	our ability to form and maintain collaborative relationships to develop and commercialize our product candidates;

•	general economic and business conditions; and

•

the other risks described under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 on file with the SEC, which are incorporated by reference in this prospectus.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these statements in light of new information or future events.

ii

PROSPECTUS SUMMARY

This summary highlights information about VIA Pharmaceuticals, Inc. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. You should read carefully this entire prospectus and the documents that we incorporate herein by reference, including the section entitled “Risk Factors” and our financial statements and the related notes thereto.

VIA Pharmaceuticals, Inc.

Corporate History and Recent Financing Transaction

On June 5, 2007, privately-held VIA Pharmaceuticals, Inc. completed a reverse merger transaction with Corautus Genetics Inc. Until shortly before the merger, Corautus Genetics Inc., or “Corautus,” was primarily focused on the clinical development of gene therapy products using a vascular growth factor gene. These activities were discontinued in November of 2006.

Immediately following the merger, our Board of Directors consisted of seven directors, three of whom were former directors of privately-held VIA Pharmaceuticals, Inc., one of whom was a director of Corautus and three of whom were designated by privately-held VIA Pharmaceuticals, Inc. prior to the closing of the merger. In addition, the senior management team of privately-held VIA Pharmaceuticals, Inc. now manages our operations. Following the merger, the business of privately-held VIA Pharmaceuticals, Inc. became our primary business.

Subsequent to June 30, 2007, we issued 10,288,065 shares of common stock in connection with a private investment in public equities of $25.0 million. Under the terms of the agreement, the first closing of 1,885,125 shares occurred on July 2, 2007 and the second closing of 8,402,940 shares occurred on August 8, 2007 (the “Private Placement”).

Privately-held VIA Pharmaceuticals, Inc. was formed in Delaware and began operations in June 2004 and is headquartered in San Francisco, California. We are a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease.

Unless otherwise specified, the “Company,” “VIA,” “we,” “us,” and “our” refers to the business of the combined company after the merger and the business of privately-held VIA Pharmaceuticals, Inc. prior to the merger. Unless specifically noted otherwise, “Corautus Genetics Inc.” or “Corautus” refers to the business of Corautus Genetics Inc. prior to the merger.

Business Overview

We are a biotechnology company focused on the development of compounds for the treatment of cardiovascular disease. Specifically, our approach to the treatment of cardiovascular disease involves targeting inflammation in the blood vessel wall, which is an underlying cause of atherosclerosis and its complications. Atherosclerosis is a common cardiovascular disease that results from chronic inflammation and the build-up of plaque in arterial blood vessel walls. Plaque consists of inflammatory cells, cholesterol and cellular debris. Atherosclerosis, depending on the location of the artery it affects, may result in major adverse cardiovascular events, or MACE, such as heart attack and stroke, which are leading causes of death worldwide.

We are building a drug development pipeline consisting of both pre-clinical and clinical-stage small molecule drugs that target various stages of vascular inflammation. Our clinical studies integrate several technologies to provide clinical proof-of-concept as early as possible in the clinical development process. These include the measurement of biomarkers (specific biochemicals in the body with a particular molecular feature that makes them useful for measuring the progress of a disease or the effects of treatment), medical imaging of the coronary vessel wall to evaluate plaque density, and atherosclerotic plaque bioassays (measurements of indicators of atherosclerotic plaque inflammation believed to promote MACE). Once we have established proof-of-concept, we plan to consider business collaborations with larger biotechnology or pharmaceutical companies for the late-stage clinical development and commercialization of our compounds.

In March 2005, we entered into an exclusive, worldwide license agreement, or the Stanford License, with Stanford University, or Stanford, to use a comprehensive gene expression database and analysis tool to identify novel, and prioritize known, molecular targets for the treatment of vascular inflammation and to study the impact of candidate therapeutic interventions on the molecular mechanisms underlying atherosclerosis, or the Stanford Platform. Our Chief Scientific Officer and one of our founders, Thomas Quertermous, M.D., developed the Stanford Platform at Stanford during the course of a four-year, $30.0 million research study, or the Stanford Study. The Stanford Study initially utilized human tissue samples made available from the Stanford heart transplant program to characterize human plaque at the level of gene expression and identify the inflammatory genes and pathways involved in the development of atherosclerosis and associated complications in humans. To develop the Stanford Platform, the Stanford Study performed similar experiments on vascular tissue samples from mice prone to developing atherosclerosis and identified genes and pathways associated with the development of atherosclerosis that mice and humans have in common, or the Overlap Genes. The Stanford Platform allows us to analyze the expression of the Overlap Genes following the administration of candidate drugs to atherosclerotic-prone mice, and thus provides a useful tool for studying the effects of therapeutic intervention in the development of cardiovascular disease. The Stanford License permits us to utilize the various components of the Stanford Platform to evaluate established pharmaceutical compounds, study relevant observations from cardiovascular-related literature and profile compounds we have targeted for potential acquisition or licensing. Our ability to utilize the Stanford Platform provides us with useful insight into the molecular pathways we believe to be most relevant to the disease process. In addition, it enables us to determine the potential utility of compounds for the treatment of vascular inflammation in humans.

In 2005, we identified 5-Lipoxygenase (“5LO”), as a key target of interest for treating atherosclerosis. 5LO is a key enzyme in the biosynthesis of leukotrienes, which are important mediators of inflammation and are involved in the development and progression of atherosclerosis. In addition, cardiovascular-related literature has also identified 5LO as a key target of interest for treating atherosclerosis and preventing heart attack and stroke. Following such identification, we identified a number of late-stage 5LO inhibitors that had been in clinical trials conducted by large biotechnology and pharmaceutical companies primarily for non-cardiovascular indications, including ABT-761, a compound developed by Abbott Laboratories, or Abbott, for use in treatment of asthma. Abbott abandoned its ABT-761 clinical program in 1996 after the U.S. Food and Drug Administration, or FDA, approved a similar Abbott compound for use in asthma patients. Abbott made no further developments to ABT-761 from 1996 to 2005. In August 2005, we entered into an exclusive, worldwide license agreement, or the Abbott License, with Abbott to develop and commercialize ABT-761 for any indication. We subsequently renamed the compound VIA-2291. In March 2006, we submitted an investigational new drug application for VIA-2291, the VIA-2291 IND, under our name with the FDA and in 2006, began two Phase II proof-of-concept studies of VIA-2291.

VIA-2291 is a potent, selective and reversible inhibitor of 5LO that we are developing as a once-daily, oral drug to treat inflammation in the blood vessel wall. In March 2006, we filed an Investigational New Drug, or IND, application with the FDA outlining our Phase II clinical program, which consists of two trials for VIA-2291. Each of these clinical trials was initiated during 2006 to study the safety and efficacy of VIA-2291 in patients with existing cardiovascular disease. Using biomarkers of inflammation, medical imaging techniques and bioassays of plaque, we will evaluate and determine VIA-2291’s ability to reduce vascular inflammation in atherosclerotic plaque. We are in the process of enrolling approximately 40 patients in a Phase II study of VIA-2291 for patients who will undergo a carotid endarterectomy, or CEA, at three clinical sites in Italy. In addition, we are in the process of enrolling approximately 200 patients in a second Phase II study for patients with acute coronary syndrome, or ACS, who experienced a recent heart attack at up to 15 clinical sites in the United States and Canada. We currently anticipate that we will complete each of our Phase II clinical trials in the first half of 2008. We currently plan to have our Data Safety Monitoring Board, or DSMB, perform a review of both safety and efficacy data related to our Phase II clinical trials in late 2007 to determine the progress in the clinical program and the patient safety of VIA-2291. Based on scientific literature, we anticipate that reduced vascular inflammation will result in decreased MACE. The ability of VIA-2291 to reduce MACE will ultimately be assessed in Phase III clinical trials.

In January 2007, we expanded our product pipeline with the acquisition of certain patent applications, know-how and related assets (including, compounds and quantities of physical materials and reagents) related to a library of over 2,000 phosphodiesterase, or PDE, inhibitor small molecule compounds, or the Neuro3D Compounds, from Neuro3D, S.A., a French corporation, or Neuro3D. We believe that inhibitors of certain classes of PDEs, in particular PDE4, may be novel compounds for the treatment of inflammation related to atherosclerosis. We have initiated pre-clinical testing of certain Neuro3D Compounds following standard industry evaluation of parameters, such as target specificity, animal safety and bioavailability.

In March 2007, we entered into an Option and License Agreement with Santen Pharmaceutical Co. Ltd., a Japanese pharmaceutical company, or Santen, pursuant to which we paid Santen a $25,000 option fee to acquire an exclusive, twelve-month option to enter into an worldwide license agreement related to certain patent rights, know-how and related compounds held by Santen generally characterized as leukotriene A4 hydrolase inhibitors. In the event we exercise this option, VIA is required to make an additional payment of $350,000 upon execution of the license agreement and certain milestone payments associated with the development of the compounds as defined within the agreement.

To further expand our product candidate pipeline, we continue to engage in discussions regarding the purchase or license of additional pre-clinical or clinical compounds that we believe may be of interest in treating inflammation related to atherosclerosis. In September 2006, we entered into a collaboration with University of Liverpool for the purpose of identifying novel targets for the treatment of vascular inflammation. The collaboration agreement with the University of Liverpool provides us with certain rights to intellectual property generated during the collaboration and access to information on novel targets identified.

Business Strategy

Our objective is to become a leading biotechnology company focused on discovering, developing and commercializing novel drugs for the treatment of inflammation in the blood vessel wall as an innovative approach to treatment of cardiovascular disease. The key elements of our business strategy are as follows:

•

Obtain regulatory approval for our lead product candidate, VIA-2291. We intend to continue devoting most of our efforts to completing the clinical development of, and seeking regulatory approval for, VIA-2291 for the treatment of inflammation in the blood vessel wall.

•

Maximize the value of our lead product candidate, VIA-2291. We seek to develop VIA-2291 for the treatment of atherosclerosis and secondary prevention of acute coronary syndrome, or ACS, in patients who have experienced a recent heart attack. We are applying our clinical development expertise to conduct and successfully complete our clinical trials for VIA-2291. We anticipate that the development of VIA-2291 may be expanded to include primary prevention of ACS and stroke.

•

Pursue the clinical development of our Neuro3D and leukotriene A4 hydrolase inhibitor product candidates. We intend to evaluate the Neuro3D Compounds and leukotriene A4 hydrolase inhibitors and to identify and develop those compounds that may be effective in the treatment and prevention of atherosclerosis in cardiovascular patients.

•

Expand our portfolio of small molecule product candidates through acquisitions and in-licensing. We intend to continue to discover and develop orally bio-available, small molecule compounds for the treatment of vascular inflammation identified or validated through information gained through our proprietary technologies, including the Stanford Platform, publicly available information and internal expertise. Our strategy is to continue to acquire and license pre-clinical and clinical small molecule compounds targeting pathways for treatment of vascular inflammation. We believe this strategy will enable us to build a valuable drug development pipeline.

•

Maximize economic value for our product candidates under development. We intend to maximize the value of our product candidates through independent development, licensing and other partnership and collaboration opportunities with large biotechnology or pharmaceutical companies.

•

Enhance and protect our intellectual property portfolio. We plan to pursue, license and acquire additional intellectual property protection as required to enhance and protect our existing and future portfolio and to enable us to maximize the commercial lifespan of our compounds and technology.

Corporate Information

Our principal executive office is located at 750 Battery Street, Suite 330, San Francisco, CA 94111, and our telephone number is (415) 283-2200. Our website address is: www.viapharmaceuticals.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus.

THE OFFERING

Common stock offered by the selling stockholders	6,996,914 Shares

Common stock to be outstanding after this offering	19,718,408 Shares

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

NASDAQ Capital Market symbol	“VIAP”

R ISK FACTORS

Investing in our securities involves substantial risk. Please see the risk factors under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 on file with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing VIA. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

SELLING STOCKHOLDERS

On June 29, 2007, we entered into a Securities Purchase Agreement with a limited number of institutional and accredited investors, pursuant to which we agreed to issue an aggregate of 10,288,065 shares of our common stock, par value $0.001 per share (the “Common Stock”), at a price of $2.43 per share, and for a total purchase price of approximately $25 million in gross proceeds and aggregate net cash proceeds of approximately $23.2 million. In the first closing of the Private Placement, which occurred on July 2, 2007, we issued an aggregate of 1,885,125 shares of Common Stock. In the second closing of the Private Placement, which occurred on August 8, 2007, we issued the remaining 8,402,940 shares of Common Stock. The shares of Common Stock were issued in a private placement in reliance upon the exemption from registration pursuant to Rule 506 under the Securities Act. In the Securities Purchase Agreement, each selling stockholder represented to us that it is an “accredited investor” as defined in Rule 501(a) of Regulation D, and that each was acquiring our Common Stock in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. In addition, each selling stockholder represented to us that neither it, nor any person acting on its behalf, has engaged in any purchases or sales of our securities since the date first contacted by us. Further, each selling stockholder agreed that it will not use the shares of Common Stock issued in the Private Placement to cover any short sales in our Common Stock in violation of applicable securities laws. J.P. Morgan Securities, Inc. has advised us that it is a broker-dealer registered pursuant to Section 15(b) of the Securities and Exchange Act of 1934 and a member of the NASD. Accordingly, J.P. Morgan Securities, Inc. is deemed to be an underwriter with respect to any shares sold by it pursuant to this prospectus. In addition, J.P. Morgan Ventures Corporation has advised us that it is an affiliate of a broker-dealer. Each selling stockholder other than J.P. Morgan Ventures Corporation and J. P. Morgan Securities, Inc. has advised us that it is not a broker-dealer or an affiliate of a broker-dealer.

In connection with the Private Placement, we agreed to prepare and file with the SEC a registration statement covering the resale of the offered shares. Each of Bay City Capital Fund IV, L.P., Bay City Capital Fund IV Co-Investment Fund, L.P. and Richard L. Anderson (a member of our Board of Directors) has waived its or his right to have their respective shares registered in connection with the registration statement. We also agreed to use our commercially reasonable efforts to cause such registration statement to be declared effective by the SEC within 90 days of July 2, 2007 (or within 120 days of July 2, 2007, in the event the registration statement is reviewed by the SEC), and use our commercially reasonable efforts to keep the registration statement continuously effective under the Securities Act until the earlier of the date that all Common Stock covered by such registration statement have been sold or can be sold publicly under Rule 144(k) under the Securities Act. Following completion of the Private Placement, Bay City Capital Fund IV, L.P. and its affiliate Bay City Capital Fund IV Co-Investment Fund, L.P. own approximately 51% of our outstanding Common Stock and will continue to have the ability to control VIA’s management and affairs and matters requiring stockholder approval.

The following table provides information regarding the shares held as of the date of this prospectus and to be offered under this prospectus from time to time by each selling stockholder. Because the selling stockholders may sell all, some or none of their shares using this prospectus, only an estimate can be given as to the number and percentage of shares that each selling stockholder will hold upon termination of this offering. Our estimate assumes all of the shares being offered under this prospectus are sold by the selling stockholders and is based on an aggregate of 19,718,408 shares of common stock issued and outstanding as of August 8, 2007.

The shares of common stock covered by this prospectus may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. We are registering the shares of our common stock for resale by the selling stockholders listed below. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See “Plan of Distribution.”

None of the selling stockholders has had any position, office or other material relationship with us or any of our affiliates within the past three years, other than as a stockholder. In addition, none of the selling stockholders is an affiliate of VIA.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable. The following table has been prepared based solely upon information furnished to us as of the date of this prospectus by the selling stockholders listed below. The selling stockholders identified below may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their shares since the date on which the information in the preceding table is presented.

Name	Number of Shares Beneficially Owned Before Offering	Number of Shares Being Offered	Shares Beneficially Owned After Offering
			Number	Percentage
Deerfield Special Situations Fund, L.P. (1)	757,202	757,202	—	—
Deerfield Special Situations Fund International Limited (1)	1,300,411	1,300,411	—	—
Enable Growth Partners, L.P. (2)	1,399,177	1,399,177	—	—
Enable Opportunity Partners, L.P. (2)	164,609	164,609	—	—
Pierce Diversified Strategy Master Fund, LLC (2)	82,305	82,305	—	—
Xmark Opportunity Fund, Ltd. (3)	1,200,000	1,200,000	—	—
Xmark Opportunity Fund, L.P. (3)	300,000	300,000	—	—
Capital Ventures International (4)	720,165	720,165	—	—
MKM Longboat MultiStrategy Master Fund Ltd. (5)	411,523	411,523	—	—
J.P. Morgan Ventures Corporation (6)	250,000	250,000	—	—
J.P. Morgan Securities, Inc. (6)	205,760	205,760	—	—
Baker Bros. Investments II, L.P. (7)	186	186	—	—
Baker Biotech Fund I, L.P. (7)	15,310	15,310	—	—
Baker Biotech Fund I, L.P. (7)	12,288	12,288	—	—
Baker Brothers Life Sciences, L.P. (8)	72,784	72,784	—	—
14159, L.P. (9)	2,313	2,313	—	—
Life Science Capital Master Fund (10)	102,881	102,881	—	—

(1)	James E. Flynn is the beneficial owner of the shares owned of record by Deerfield Special Situations Fund, L.P. and Deerfield Special Situations Fund International Limited. James E. Flynn is the general partner of J.E. Flynn Capital, LLC. J.E. Flynn Capital, LLC is the general partner of Deerfield Capital, L.P. Deerfield Capital, L.P. is the general partner of Deerfield Special Situations Fund, L.P. Mr. Flynn is the general partner of Deerfield Management, L.P. Deerfield Management, L.P. is the investment advisor to Deerfield Special Situations Fund International Limited.
(2)	Mitch Levine, in his capacity as the Managing Partner of Enable Growth Partners, L.P., Enable Opportunity Partners, L.P. and Pierce Diversified Strategy Master Fund, LLC Ena has voting and investment control over the shares held by Enable Growth Partners, L.P., Enable Opportunity Partners, L.P. and Pierce Diversified Strategy Master Fund, LLC Ena. Mr. Levine disclaims beneficial ownership of all of such shares.
(3)	Xmark Opportunity Partners, LLC, a Delaware limited liability company (“Opportunity Partners”), is the beneficial owner of the shares owned by Xmark Opportunity Fund, L.P. (“Opportunity LP”) and Xmark Opportunity Fund, Ltd. (“Opportunity Ltd.”). Opportunity Partners is the sole member of the investment manager of Opportunity LP and Opportunity Ltd., and, as such, possesses sole power to vote and direct the disposition of all securities of the Company held by Opportunity LP and Opportunity Ltd. Opportunity Partners’ interest in the securities reported herein is limited to the extent of its pecuniary interest in Opportunity LP and Opportunity Ltd., if any. Mitchell D. Kaye and David C. Cavalier, the Chief Executive Officer and Chief Operating Officer, respectively, of Xmark Capital Partners, LLC, the Managing Member of Opportunity Partners, share voting and investment power with respect to all securities beneficially owned by Opportunity Partners.
(4)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International, has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power of the shares held by Capital Ventures International. Mr. Kobinger disclaims any beneficial ownership of the shares.
(5)	MKM Longboat Capital Advisors LLP is the investment manager of the MKM Fund and has dispositive and voting power over the securities owned by MKM Longboat Multistrategy Mater Fund Ltd. MKM Longboat Capital Advisors LLP disclaims beneficial ownership of the securities held by the MKM fund.
(6)	These securities may also be deemed to be owned by JPMorgan Chase & Co., the indirect parent of J.P. Morgan Securities Inc. J.P. Morgan Ventures Corporation has advised us that it purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares. J.P. Morgan Securities, Inc. has advised us that it is a broker-dealer registered pursuant to Section 15(b) of the Securities and Exchange Act of 1934 and a member of the NASD. Accordingly, J.P. Morgan Securities, Inc. is deemed to be an underwriter with respect to any shares sold by it pursuant to this prospectus.
(7)	Baker Bros. Capital, L.P. is the general partner of Baker Bros. Investments II, L.P. and Baker Biotech Fund I, L.P. Baker Bros. Capital (GP), LLC is the general partner of Baker Bros. Capital, L.P. Felix J. Baker is the managing member of Baker Bros. Capital (GP), LLC. By virtue of their ownership of entities that have the power to control the investment decisions of the limited partnerships listed above, Felix J. Baker and Julian C. Baker may each be deemed to be beneficial owners of the shares owned by such entities.
(8)	Baker Brothers Life Sciences Capital (GP), LLC is the general partner of Baker Brothers Life Sciences, L.P. Felix J. Baker is the managing member of Baker Brothers Life Sciences Capital (GP), LLC. . By virtue of their ownership of entities that have the power to control the investment decisions of the limited partnerships listed above, Felix J. Baker and Julian C. Baker may each be deemed to be beneficial owners of the shares owned by such entities.
(9)	14159 Capital, L.P. is the general partner of 14159, L.P. 14159 Capital (GP), LLC is the general partner of 14159 Capital, L.P. Felix J. Baker is the managing member of 14159 Capital, L.P. By virtue of their ownership of entities that have the power to control the investment decisions of the limited partnerships listed above, Felix J. Baker and Julian C. Baker may each be deemed to be beneficial owners of the shares owned by such entities.
(10)	Life Science Capital LLP acts as investment manager and has voting control and investment discretion over the securities held by Life Science Capital Master Fund. Life Science Capital Management acts as manager to Life Science Capital Master Fund and has indirect voting control and investment discretion over the securities held by Life Science Capital Master Fund by virtue of its relationship with Life Science Capital LLP. Tom Daniel is a principal of Life Science Capital LLP and Life Science Capital Management. Each of Life Science Capital LLP, Life Science Capital Management Limited and Tom Daniel disclaims beneficial ownership of the securities held by Life Science Capital Master Fund except for securities in which they have a pecuniary interest.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. J.P. Morgan Securities, Inc. has advised us that it is a broker-dealer registered pursuant to Section 15(b) of the Securities and Exchange Act of 1934 and a member of the NASD. Accordingly, J.P. Morgan Securities, Inc. is deemed to be an underwriter with respect to any shares sold by it pursuant to this prospectus. In addition, J.P. Morgan Ventures Corporation has advised us that it is an affiliate of a broker-dealer. Each selling stockholder other than J.P. Morgan Ventures Corporation and J. P. Morgan Securities, Inc. has advised us that it is not a broker-dealer or an affiliate of a broker-dealer.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material rights of our capital stock and related provisions of our amended and restated certificate of incorporation, third amended and restated bylaws and the provisions of applicable law. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and third amended and restated bylaws, which we have included as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 200 million shares of common stock, par value $0.001 per share, and five million shares of preferred stock, par value $0.001 per share. As of June 30, 2007, an aggregate of 9,430,343 shares of common stock and 2,000 shares of Series C Preferred Stock were issued and outstanding.

Common Stock

As of June 30, 2007, 9,430,343 shares of common stock were issued and outstanding.

As of June 30, 2007, there were options outstanding to purchase 209 shares of common stock under the UroGen Corp. 1995 Stock Plan, 946 shares of common stock under the UroGen Corp. 1995 Director Option Plan, 4,140 shares of common stock under the UroGen Corp. 1999 Stock Option Plan, 341,801 shares of common stock under the Corautus Genetics Inc. 2002 Stock Plan and 429,168 shares of common stock under the VIA Pharmaceuticals, Inc. 2004 Stock Plan. As of June 30, 2007, there were warrants outstanding to purchase 77,934 shares of our common stock. We currently have approximately 471 record holders of our common stock.

Voting Rights

The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends

The holders of our common stock are entitled to dividends as our Board of Directors may declare from time to time from legally available funds, subject to limitations under Delaware law and the preferential rights of the holders of any outstanding shares of preferred stock.

Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights granted to the holders of any outstanding shares of preferred stock.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, conversion or other rights to subscribe for additional securities and there are no redemption or sinking fund provisions applicable to our common stock.

Fully Paid and Non-assessable

All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our Board of Directors is authorized, without any further action by our stockholders, but subject to the limitations imposed by the Delaware General Corporation Law, to issue up to five million shares of preferred stock in one or more classes or series. Our

Board of Directors may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of VIA.

As of June 30, 2007, 2,000 shares of our Series C Preferred Stock were issued and outstanding. Holders of the Series C Preferred Stock are not entitled to receive dividends, have a liquidation preference amount of one thousand dollars ($1,000.00) per share plus all accrued and unpaid dividends and have no voting rights, except as to the issuance of additional Series C Preferred Stock. Each share of Series C Preferred Stock becomes convertible into common stock on June 13, 2010. The Series C Preferred Stock is convertible into common stock in an amount equal to (a) the quotient of (i) the liquidation preference ($1,000.00, as adjusted), divided by (ii) one hundred and ten percent (110%) of the per share Fair Market Value (as defined) of the Company’s common stock, multiplied by (b) the number of shares of Series C Preferred Stock converted.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Authorized but Unissued or Undesignated Capital Stock

Our authorized capital stock consists of 200 million shares of common stock and five million shares of preferred stock. As of June 30, 2007, 9,430,343 shares of common stock were issued and outstanding and 2,000 shares of Series C Preferred Stock were issued and outstanding. Our Board of Directors has the ability to issue, without further action by our stockholders, up to five million shares of undesignated preferred stock in one or more transactions. In this regard, our amended and restated certificate of incorporation grants our Board of Directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the authority of our Board of Directors described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of VIA.

Special Meetings of Stockholders

Our amended and restated bylaws provide that special meetings of our stockholders may be called only by our chief executive officer, a majority of our Board of Directors or by the holders of a majority of our issued and outstanding shares of capital stock entitled to vote at such meeting. As a result, stockholders must rely on management or the holders of a majority of our capital stock to call a special meeting or wait until the next annual meeting to hold a vote on extraordinary matters like a significant transaction.

Removal of Directors; Vacancies

Our amended and restated bylaws provide that directors may be removed, with or without cause, upon by affirmative vote of holders of at least a majority of the shares of stock entitled to vote generally in the election of directors. Our amended and restated bylaws also provide that any vacancies on our Board of Directors and newly created directorships will be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director.

No Cumulative Voting

Our amended and restated certificate of incorporation does not provide for cumulative voting for our directors. The absence of cumulative voting may make it more difficult for stockholders owning less than a majority of our common stock to elect any directors to our Board.

Limitations on Liability of Directors

Delaware law authorizes corporations to limit the personal liability of directors to corporations and stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation limits, to the fullest extent permitted by Delaware law, the liability of our directors to us or our stockholders for monetary damages for any breach of fiduciary duty as a director; provided that the foregoing shall not eliminate of limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper benefit.

Indemnification of Directors and Officers

Subject to certain limitations, our amended and restated bylaws provide that our directors and officers shall be indemnified and provide for the advancement to them of expenses incurred in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by Delaware law. In addition, Delaware law expressly authorizes us to purchase and maintain directors’ and officers’ insurance providing indemnification for our directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification is sought.

Amendments to our Third Amended and Restated Bylaws

Our amended and restated certificate of incorporation grants our Board of Directors the authority to amend and repeal our third amended and restated bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation.

Listing

Our common stock is traded on The NASDAQ Capital Market under the symbol “VIAP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon for us by Latham & Watkins LLP in Chicago, Illinois.

EXPERTS

The consolidated financial statements of Corautus Genetics Inc. appearing in Corautus Genetics Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006 and the consolidated financial statements of Corautus Genetics Inc. appearing in Corautus Genetics Inc.’s Proxy Statement filed with the Securities and Exchange Commission on May 10, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements for the year ended December 31, 2006 incorporated in this prospectus by reference from VIA Pharmaceuticals, Inc.’s Current Report on Form 8-K/A filed with the SEC on June 27, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs regarding VIA Pharmaceuticals, Inc.’s status as a development stage company, its ability to continue as a going concern, and the change in accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006), and have been so incorporated in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports, proxy statements and other information with the SEC. You may read and copy all or any portion of the documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. Also, the SEC maintains a world wide web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The following documents are incorporated by reference in this prospectus:

(a)	Corautus’ Annual Report on Form 10-K for the year ended December 31, 2006, containing audited financial statements as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 and for the period from July 1, 1991 (inception) to December 31, 2006, filed on March 30, 2007, and Corautus’ 10-K/A for the year ended December 31, 2006, filed on April 30, 2007.

(b)	Corautus’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

(c)	VIA’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

(d)	Corautus’ Definitive Proxy Statement on Schedule 14A filed with the SEC on May 10, 2007 (as supplemented) pursuant to Section 14(a) of the Exchange Act.

(e)	VIA’s Definitive Information Statement on Schedule 14C filed with the SEC on July 17, 2007 pursuant to Section 14(c) of the Exchange Act.

(f)	Corautus’ Current Reports on Form 8-K filed with the SEC on April 16, 2007, April 25, 2007, May 16, 2007, May 29, 2007 and June 5, 2007.

(g)	VIA’s Current Reports on Form 8-K filed with the SEC on June 6, 2007, July 3, 2007, July 17, 2007, July 25, 2007, August 6, 2007 and August 8, 2007 and VIA’s Current Reports on Form 8-K/A filed with the SEC on June 20, 2007 and June 27, 2007.

All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the shares shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from their dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, you may obtain without charge a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits to such documents which are not specifically incorporated by reference therein). Upon written request, you may also obtain without charge copies of this prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this prospectus under Section 10(a) of the Securities Act. Requests for such copies should be addressed to James G. Stewart, Senior Vice President, Chief Financial Officer and Secretary of VIA Pharmaceuticals, Inc., 750 Battery Street, Suite 330, San Francisco, CA 94111 (telephone number: (415) 283-2200).

6,996,914 Shares

VIA Pharmaceuticals, Inc.

Common Stock

PROSPECTUS

                         , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by VIA Pharmaceuticals, Inc. All of the amounts shown are estimated other than the SEC registration fee.

SEC Registration Fee	$750.75
Legal Fees and Expenses	75,000.00
Accountants’ Fees and Expenses	25,000.00
Miscellaneous Fees and Expenses	20,000.00

Total	$120,750.75

Item 15.	Indemnification of Directors and Officers

VIA Pharmaceuticals, Inc. is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.

Section 102(b)(7) of the Delaware General Corporation Law provides that a Delaware corporation may in its certificate of incorporation or an amendment thereto eliminate or limit the personal liability of a director to a corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify and advance expenses to our directors, officers and employees to the fullest extent permitted by Delaware law in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is a party or is threatened to be made a party by reason of the fact that he or she is or was our director, officer or employee, or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise.

We currently have directors’ and officers’ liability insurance policy to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 16.	Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger and Reorganization, dated February 7, 2007, by and among Corautus Genetics Inc., Resurgens Merger Corp., and VIA Pharmaceuticals, Inc. (filed as Exhibit 2.1 to the Form 8-K filed on February 8, 2007 and incorporated herein by reference).

3.1	Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Form 10-K filed on March 22, 2005 and incorporated herein by reference).

3.2	Certificate of Amendment to the Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Form 10-KSB filed on March 30, 2000 and incorporated herein by reference).

3.3	Certificate of Amendment to the Restated Certificate of Incorporation (filed as Exhibit 3.3 to the Form 10-K filed on March 28, 2003 and incorporated herein by reference).

3.4	Certificate of Amendment to the Restated Certificate of Incorporation (filed as Exhibit 3.4 to the Form 10-K filed on March 28, 2003 and incorporated herein by reference).

3.5	Certificate of Amendment to the Restated Certificate of Incorporation (filed as Exhibit 3.5 to the Form 10-K filed on March 28, 2003 and incorporated herein by reference).

3.6	Amended and Restated Certificate of Designation of Preferences and Rights of Series C Preferred Stock (filed as Annex H to the Form S-4/A filed on December 19, 2002 and incorporated herein by reference).

3.7	Certificate of Amendment to the Restated Certificate of Incorporation (Increase in Authorized Shares) (filed as Exhibit 3.7 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference).

3.8	Certificate of Amendment to the Restated Certificate of Incorporation (Reverse Stock Split) (filed as Exhibit 3.8 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference).

3.9	Certificate of Amendment to the Restated Certificate of Incorporation (Name Change) (filed as Exhibit 3.9 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference).

3.10	Third Amended and Restated Bylaws (filed as Exhibit 3.1 to the Form 8-K filed on June 11, 2007 and incorporated herein by reference).

4.1*	Form of Specimen Stock Certificate.

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Deloitte & Touche LLP.

24.1*	Powers of Attorney (included on the signature page hereto).

*	Previously filed.

Item 17.	Undertakings

A.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 30, 2007.

VIA PHARMACEUTICALS, INC.
(Registrant)

By	/s/ James G. Stewart
James G. Stewart
Senior Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Lawrence K. Cohen Lawrence K. Cohen	President, Chief Executive Officer and Director (Principal Executive Officer)	August 30, 2007

/s/ James G. Stewart James G. Stewart	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	August 30, 2007

* Fred B. Craves	Director	August 30, 2007

* Douglass B. Given	Director	August 30, 2007

* Richard L. Anderson	Director	August 30, 2007

* Mark N. K. Bagnall	Director	August 30, 2007

* David T. Howard	Director	August 30, 2007

* John R. Larson	Director	August 30, 2007

*By:	/s/ James G. Stewart
As Attorney-in-fact

INDEX TO EXHIBITS

Exhibit	Description
2.1	Agreement and Plan of Merger and Reorganization, dated February 7, 2007, by and among Corautus Genetics Inc., Resurgens Merger Corp., and VIA Pharmaceuticals, Inc. (filed as Exhibit 2.1 to the Form 8-K filed on February 8, 2007 and incorporated herein by reference).

3.1	Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Form 10-K filed on March 22, 2005 and incorporated herein by reference).

3.2	Certificate of Amendment to the Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Form 10-KSB filed on March 30, 2000 and incorporated herein by reference).

3.3	Certificate of Amendment to the Restated Certificate of Incorporation (filed as Exhibit 3.3 to the Form 10-K filed on March 28, 2003 and incorporated herein by reference).

3.4	Certificate of Amendment to the Restated Certificate of Incorporation (filed as Exhibit 3.4 to the Form 10-K filed on March 28, 2003 and incorporated herein by reference).

3.5	Certificate of Amendment to the Restated Certificate of Incorporation (filed as Exhibit 3.5 to the Form 10-K filed on March 28, 2003 and incorporated herein by reference).

3.6	Amended and Restated Certificate of Designation of Preferences and Rights of Series C Preferred Stock (filed as Annex H to the Form S-4/A filed on December 19, 2002 and incorporated herein by reference).

3.7	Certificate of Amendment to the Restated Certificate of Incorporation (Increase in Authorized Shares) (filed as Exhibit 3.7 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference).

3.8	Certificate of Amendment to the Restated Certificate of Incorporation (Reverse Stock Split) (filed as Exhibit 3.8 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference).

3.9	Certificate of Amendment to the Restated Certificate of Incorporation (Name Change) (filed as Exhibit 3.9 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference).

3.10	Third Amended and Restated Bylaws (filed as Exhibit 3.1 to the Form 8-K filed on June 11, 2007 and incorporated herein by reference).

4.1*	Form of Specimen Stock Certificate.

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Deloitte & Touche LLP.

24.1*	Powers of Attorney (included on the signature page hereto).

*	Previously filed.